Exhibit 99.1

Batteh Named Saia’s Chief Financial Officer

JOHNS CREEK, GA – May 14, 2024 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today announced that Matthew Batteh has been promoted to Executive Vice President and Chief Financial Officer and Secretary, effective immediately. In this position, he will lead Saia’s finance, pricing, accounting and treasury functions and will work with other key members of Saia’s management team to execute Saia’s long-term vision.

“Matt brings significant knowledge of Saia and the LTL industry to his new position,” said Frederick Holzgrefe, President and Chief Executive Officer. “He has a command of the complexities of our business and has been instrumental in the development of the core financial analysis processes that we use at Saia. Matt is a proven leader in our organization,” said Holzgrefe.

Mr. Batteh has been with Saia since 2015, most recently serving as Vice President of Finance since 2023. Prior to that, he served as Saia’s Vice President, Pricing and Analytics from 2020 to 2023 after serving in a variety of pricing and financial analysis roles. Before joining Saia, Mr. Batteh started his career at a large transportation and logistics provider in planning, pricing and operations roles. He holds a Bachelor of Science degree in Finance from Auburn University and a Master of Business Administration degree from Emory University.

Douglas Col, Saia’s Chief Financial Officer since January of 2020, will remain with Saia to assist in the transition.

Saia Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Johns Creek, Georgia, Saia LTL Freight operates 198 terminals with service across 46 states and employs 14,000 people. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

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CONTACT: Saia, Inc.

Attn: Investor Relations

11465 Johns Creek Parkway, Suite 400

Johns Creek, GA 30097

678-542-3910

Investors@saia.com